Deloitte.

Deloitte & Touche LLP 600 Renaissance Center Suite 900 Detroit, MI 48423-1895 Phone: +1 313 396 3000 Fax: +1 313 396 3618 www.deloitte.com

March 10, 2004

Securities and Exchange Commission
Mail Stop 11-3450
5th Street, N.W.
Washington, D. C. 20549

Dear Sirs/Madams:

We have read Item 4 of Taubman Centers, Inc., Form 8-K dated March 9, 2004, and have the following comments:

1.	We agree with the statements made in the first, second, and fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the third paragraph.

Yours truly,

/s/ Deloitte & Touche LLP